EXHIBIT 12.1

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                             Nine months   Three months
(Dollars in thousands)                          Year ended      ended         ended
                                                November 30   November 30    February 28            Years ended November 30
                                                -----------   -----------    -----------     ------------------------------------
                                                   1999          1998          1998            1997          1996          1995
                                                   ----          ----          ----            ----          ----          ----

Income (loss) before taxes, extraordinary
  items and accounting changes                   (20,387)       (19,064)         4,907         14,046       674,656      (934,871)
                                                --------       --------       --------       --------      --------      --------

Fixed Charges:
  Interest                                        49,060         36,313          6,940         31,261         3,083         1,926
  Interest factor portion of rentals               1,200            854            199          1,043           828           612
                                                --------       --------       --------       --------      --------      --------

     Total fixed charges                          50,260         37,167          7,139         32,304         3,911         2,538
                                                --------       --------       --------       --------      --------      --------

Earnings before income taxes and
  fixed charges                                   29,873         18,103         12,046         46,350       678,567      (932,333)
                                                ========       ========       ========       ========      ========      ========

Preferred stock dividends                         10,569          7,382             --             --            --            --
                                                ========       ========       ========       ========      ========      ========

Ratio of earnings to fixed charges and
  preferred stock dividends                         0.49           0.41           1.69           1.43        173.50       (367.35)
                                                ========       ========       ========       ========      ========      ========

Earnings inadequate to cover fixed charges
  and preferred stock dividends                  (30,956)       (26,446)                                                 (934,871)
                                                ========       ========                                                  ========